Exhibit 4.6
                   COMMON STOCK UNDERTAKING
                   ------------------------


          THIS COMMON STOCK UNDERTAKING ("Agreement") dated as

of July 18, 1996, is entered into by and among SIEMENS MEDICAL

SYSTEMS, INC., a Delaware corporation (hereinafter referred to as the "Seller") and ICN PHARMACEUTICALS, INC., a Delaware

corporation (hereinafter referred to as "ICN").



                     W I T N E S S E T H:
                     - - - - - - - - - -


          WHEREAS, ICN and the Seller have entered into that

certain Asset Purchase Agreement dated as of June 13, 1996

(the "Purchase Agreement"), pursuant to which ICN desires to purchase and the Seller desires to sell certain of the assets,

properties and rights comprising the Seller's Dosimetry

Service Business (the "Business"), and ICN desires to assume from the Seller, and the Seller desires to transfer to ICN,

certain liabilities related to the Business; and

          WHEREAS, the execution and delivery of this

Agreement with respect to the issuance of Common Stock of ICN,

$.01 par value per share ("Common Stock"), to be delivered by

ICN under the Purchase Agreement, is a condition to the

consummation of the transactions contemplated by the Purchase

Agreement.



NOW THEREFORE, the parties hereto hereby agree as follows:

          1.   Delivery of ICN Shares.  ICN agrees that in

consideration of the transfer of the Transferred Assets and

the assumption of the Assumed Liabilities (as such terms are defined in the Purchase Agreement) and consummation of the

transactions contemplated by the Purchase Agreement, on the

Closing Date (as defined in the Purchase Agreement), ICN has delivered to the Seller that number of previously authorized but unissued and unregistered shares of Common Stock (the "ICN

Shares") having a fair market value, as of the Closing Date,

equal to the Purchase Price (as defined in Section 1.05 of the

Purchase Agreement, the "Purchase Price").  Such fair market value was computed based upon the average daily closing price of the Common Stock on the New York Stock Exchange for the ten

trading days ending on the fourth trading day preceding the

Closing Date.  The term "Guaranteed Share Price" shall mean

the quotient obtained by dividing the Purchase Price by the

number of ICN Shares issued to the Seller on the Closing Date.



     2.   Seller's Put.
          ------------
               2.1  Seller's Put.  Notwithstanding any

provision to the contrary herein, at any time after the

Closing Date, and on or before September 16, 1996, the Seller shall have the absolute right, at its sole option, by

irrevocable written notice to ICN (the "Put Notice"), to

require ICN to purchase, for cash at a closing (the "Put

Closing") to be held on September 27, 1996 (the "Put Closing

Date") all the ICN Shares then owned by the Seller for a price per share equal to the Guaranteed Share Price.  The foregoing right in the Seller to cause the repurchase of its ICN Shares is referred to herein as the "Seller's Put Option."

               2.2  No Set-Off.  ICN shall not be entitled to

deduct or withhold from, or off-set against, any amounts owed to the Seller pursuant to this Agreement for any amounts owed or alleged to be owed by the Seller to ICN, (including amounts owed pursuant to the exercise of the Seller's Put Option) for any reason whatsoever, including claims under the Purchase

Agreement.

               2.3  Adjustments to Guaranteed Share Price.  In

the event that ICN issues additional shares of Common Stock

pursuant to a stock dividend, stock distribution or

subdivision, the Guaranteed Share Price shall, concurrently

with the effectiveness of such stock dividend, stock

distribution or subdivision, be proportionately reduced, and in the event the outstanding shares of Common Stock of ICN

shall be combined or consolidated, by reclassification or

otherwise, into a lesser number of shares of Common Stock, the

Guaranteed Share Price shall, concurrently with the

effectiveness of such combination or consolidation, be

proportionately increased.

          3.   Representations and Warranties of ICN.  ICN

represents and warrants to the Seller as follows:

               3.1  Authorization of the ICN Shares.  The

issuance of the ICN Shares has been authorized by all

requisite corporate and stockholder action and the ICN Shares have been authorized for listing on the New York Stock

Exchange upon official notice of issuance.  Upon the delivery of the certificates evidencing the ICN Shares in exchange for the Transferred Assets and assumption of the Assumed

Liabilities in accordance with the terms of this Agreement and the Purchase Agreement, the ICN Shares will be validly issued,

fully paid and nonassessable, and free and clear of all

security interests, liens, encumbrances, options, calls,

pledges, trusts, assessments, covenants, restrictions,

reservations, commitments, voting trusts and stockholders'

agreements, obligations and other burdens (collectively,

"Encumbrances").  Upon the consummation of the transactions

contemplated by the Purchase Agreement and registration of the

ICN Shares in the name of the Seller in the stock records of

ICN, the Seller will own all the ICN Shares free and clear of all Encumbrances.  ICN has full and lawful authority to issue,

transfer and deliver the ICN Shares to the Seller hereunder

and this Agreement, the Purchase Agreement and each agreement ancillary thereto have been duly and validly authorized,

executed and delivered by ICN and are legally binding on ICN in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and

relief of debtors.

               3.2  Offering of the ICN Shares.  Neither ICN

nor any person acting on its behalf has, in connection with

the transactions contemplated herein, and the issuance and

sale of the ICN Shares, offered the ICN Shares or any

substantially similar securities to, or solicited any offers to acquire any thereof from, or otherwise approached or

negotiated in respect thereof with, any person or persons.

Neither ICN nor anyone acting on its behalf has directly or

indirectly sold or offered for sale, or will directly or

indirectly sell or offer for sale, the ICN Shares to, or

solicited any offer to buy any thereof from, any person in

violation of the Securities Act of 1933, as amended (the

"Act"), or of any state securities law.  Based upon Seller's representations made hereunder, the issuance and sale of the

ICN Shares in the manner contemplated by the Purchase

Agreement will be exempt from registration under the Act.

               3.3  Information Concerning ICN.  ICN has filed

all forms, reports and documents required to be filed by it

with the Commission, and has heretofore delivered to the

Seller true and complete copies of its Annual Report on Form

10-K for its fiscal year ended December 31, 1995, its

Quarterly Report on Form 10-Q for its fiscal quarter ended

March 31, 1996, its 1995 Annual Report to Stockholders, and

its proxy statement for the annual meeting of stockholders

held on May 29, 1996 (the forms, reports and other documents referred to in this sentence being referred to herein

collectively, as the "SEC Reports").  As of their respective dates, (i) the SEC Reports complied, and all similar documents filed prior to the Closing will comply, in all material

respects, with the requirements of the Act or the Securities

Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Reports and (ii)

none of the SEC Reports contains, nor will any similar

document filed after the date of this Agreement contain, any untrue statement of a material fact or omit to state a

material fact required to be stated therein or necessary in

order to make the statements therein, in light of the

circumstances under which they were made, not misleading.  The financial statements of ICN included in the SEC Reports

(including any similar documents filed after the date of this

Agreement) comply as to form in all material respects with

applicable accounting requirements and the published rules and regulations of the Commission with respect thereto and have

been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as

permitted by Form 10-Q of the Commission) applied on a

consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the

consolidated financial position of ICN and its consolidated

subsidiaries as of the dates thereof and the consolidated

results of their operations and cash flows for the periods

then ended (subject, in the case of unaudited statements, to normal, year-end audit adjustments).

               3.4  Absence of Certain Changes.  Except as set

forth herein or in Schedule 3.4 hereto, and in ICN's quarterly report on Form 10-Q for the quarter ended March 31, 1996,

since March 31, 1996 there has not been (a) any acquisition or disposition by ICN or its subsidiaries of any asset or

property material to ICN and its subsidiaries taken as a

whole, other than in the ordinary course of business; (b) any damage, destruction or loss, whether or not covered by

insurance, materially and adversely affecting, either in any case or in the aggregate, the property, business or prospects of ICN and its subsidiaries taken as a whole; (c) any

declaration, setting aside or payment of any dividend or any other distribution in respect of securities of ICN; (d) any

direct or indirect redemption, purchase or other acquisition of any securities of ICN, (e) any incurrence, directly or

indirectly, by ICN or any subsidiary, of any indebtedness

material to ICN and its subsidiaries taken as a whole, other than in the ordinary course of business, (f) any modification or cancellation of any agreement between ICN and any entity

controlling or under common control with ICN disclosed in the documents referred to in Section 3.3, or any entry by ICN or any subsidiary into any material transaction other than in the ordinary course of business, or (g) any change in the

condition (financial or otherwise), assets, liabilities,

sales, income or business of ICN and its subsidiaries taken as a whole, or in their relationships with suppliers, customers,

lessors or others, other than changes in the ordinary course of business, which have not been, either in any case or in the aggregate, materially adverse.

          4.   Representations and Warranties of the Seller.

The Seller represents and warrants to ICN as follows:

               4.1  Experience.  The Seller is knowledgeable,

sophisticated and experienced in making investments, and is

qualified to make decisions with respect to investment in the

ICN Shares.

               4.2  Resale.  The Seller understands that the

ICN Shares have not been registered under the Act, and hereby agrees not to offer, sell or otherwise transfer such ICN

Shares unless and until registered under the Act or unless

pursuant to an exemption from the registration requirements of the Act.

               4.3  Rule 144.  The Seller acknowledges that

the ICN Shares must be held indefinitely unless they are

subsequently registered under the Act or an exemption from

such registration is available.  The Seller has been advised or is aware of the provisions of Rule 144 and Rule 145

promulgated under the Act and that such Rules may not become available for resale of the ICN Shares.  Nothing in this

Section 4.3, or elsewhere in Articles 4 or 5, shall be deemed to restrict or prohibit the Seller's ability to exercise the

Seller's Put Option.

               4.4  Financial Condition.  The Seller's

financial condition is such that it is able to bear all risks of holding the ICN Shares for an indefinite period of time.

     5.   Restrictions on Transfer, Registration of Shares,

etc.

               5.1  Restrictions on Transferability.  The ICN

Shares shall not be transferable, except in compliance with

the provisions of the Act.

               5.2  Certain Definitions.  As used in this

Section 5 the following terms shall have the following

respective meanings:

               "Commission" shall mean the Securities and

Exchange Commission or any other federal agency at the time

administering the Act.

               "Restricted Securities" shall mean the

securities of ICN required to bear or bearing the legend set forth in Section 5.3 hereof.

               "Registrable Securities" shall mean the ICN

Shares or other securities issued with respect thereto upon

any stock split, stock dividend, recapitalization or similar event.

               The terms "register," "registered" and

"registration" shall refer to a registration effected by

preparing and filing a registration statement in compliance

with the Act and applicable rules and regulations thereunder,

and the declaration or ordering of the effectiveness of such registration statement.

               "Registration Expenses" shall mean all expenses

incurred by ICN in compliance with Sections 5.5 and 5.6

hereof, including, without limitation, all registration and

filing fees, printing expenses, fees and disbursements of

counsel for ICN, blue sky fees and expenses, and the expense of any special audits incident to or required by any such

registration.

               "Selling Expenses" shall mean all underwriting

discounts and selling commissions applicable to the sale of

Registrable Securities and all fees and disbursements of

counsel for the Seller.

               5.3  Restrictive Legend.  Each certificate

representing (i) the ICN Shares, or (ii) any other securities issued in respect of the ICN Shares upon any stock split,

stock dividend, recapitalization, merger, consolidation or

similar event, shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been

registered under the Act) be stamped or otherwise imprinted

with a legend in the following form (in addition to any legend required under applicable state securities laws):


     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE
   SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW.
   THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE
   OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE
   SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE
   SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY
   SATISFACTORY TO ICN THAT SUCH REGISTRATION IS NOT
   REQUIRED; PROVIDED, HOWEVER, THAT NOTHING IN THIS
   PARAGRAPH SHALL BE DEEMED TO RESTRICT OR PROHIBIT THE
   SELLER FROM SELLING THESE SECURITIES IN ACCORDANCE WITH
   THE PROVISIONS OF SECTION 2.1 OF THE COMMON STOCK
   UNDERTAKING, DATED AS OF JULY 18, 1996, BETWEEN THE
   SELLER AND ICN.

               Upon request of the Seller, ICN shall remove

the foregoing legend from the certificate or issue to Seller a new certificate therefor free of any transfer legend, if, with such request, ICN shall have received either the opinion

referred to in Section 5.4(i) or the "no-action" letter

referred to in Section 5.4(ii) to the effect that any transfer by the Seller of the securities evidenced by such certificate will not violate the Act and applicable state securities laws.

               5.4  Notice of Proposed Transfers.  The Seller

by acceptance of the certificates representing Restricted

Securities agrees to comply in all respects with the

provisions of this Section 5.4.  Prior to any proposed

transfer of any Restricted Securities (other than under

circumstances described in Sections 5.5 and 5.6 hereof or

pursuant to the Seller's Put Option), the Seller shall give

written notice to ICN of its intention to effect such

transfer.  Each such notice shall describe the manner and

circumstances of the proposed transfer in sufficient detail,

and shall be accompanied (except in transactions in compliance with Rule 144 or pursuant to Section 2.1) by either (i) a

written opinion of legal counsel who shall be reasonably

satisfactory to ICN, addressed to ICN and reasonably

satisfactory in form and substance to ICN's counsel, to the

effect that the proposed transfer of the Restricted Securities may be effected without registration under the Act, or (ii) a

"no action" letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Seller

shall be entitled to transfer such Restricted Securities in

accordance with the terms of the notice delivered by the

Seller to ICN.  Each certificate evidencing the Restricted

Securities transferred as above provided shall bear the

restrictive legend set forth in Section 5.3 above, except that such certificate shall not bear such restrictive legend if the opinion of counsel or "no-action" letter referred to above is to the further effect that such legend is not required in

order to establish compliance with any provisions of the Act.

               5.5  Requested Registration.
                    ----------------------
                    (a)  Request for Registration.  In

accordance with Section 5.08 of the Purchase Agreement, ICN

agrees to file with the Commission within five days of the

date of this Agreement a registration statement on Form S-3 to effect a registration under the Act with respect to all the

ICN Shares (the "Initial Requested Registration").  If at any

other time during the two-year period following the Closing

Date, as extended pursuant to Section 5.13, ICN shall receive from the Seller a written request that ICN effect any

registration with respect to all or a part of the Registrable

Securities, and in connection with the Initial Requested

Registration, ICN will use its best efforts to effect each

such registration (including, without limitation, the

execution of any undertaking to file post-effective

amendments, appropriate qualification under applicable blue

sky or other state securities laws and appropriate compliance with applicable regulations issued under the Act).  ICN shall not be obligated to effect, or to take any action to effect,

any such registration pursuant to this Section 5.5:  (i) in

any particular jurisdiction in which ICN would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless ICN is already subject to service in such jurisdiction and except as may be required by the Act or applicable rules or regulations thereunder; or (ii) after ICN has effected two such

registrations pursuant to this Section 5.5(a) and such

registrations have been declared or ordered effective and

shall have been kept effective for the period referred to in

Section 5.8(a); provided, that ICN shall not be required to

effect more than one such registration in any fiscal year of

ICN; and provided, further, that if any Registrable Securities included in a request by the Seller under this Section 5.5(a)

have not been registered after ICN has effected such two

registrations because they were excluded pursuant to the

provisions of Section 5.5(b) below, then the Seller shall have the right to request such additional registration or

registrations, on the same terms and conditions as provided in this Section 5.5, as shall be necessary to effect the

registration of such excluded Registrable Securities; or (iii)

if the number of ICN Shares, in the aggregate, requested to be included in any such registration by the Seller, is less than the lower of the number of shares equal to 1/3 of the ICN

Shares or the remaining balance of ICN Shares not previously registered hereunder.  Subject to the foregoing clauses (i),

(ii) and (iii), ICN shall file a registration statement

covering the Registrable Securities so requested to be

registered as soon as practicable after receipt of the request of the Seller (it being understood and agreed that ICN has

agreed to file with the Commission a registration statement in connection with the Initial Requested Registration within five days of the date of this Agreement, and no further notice from the Seller to ICN with respect thereto is required).

                    Any registration statement filed pursuant

to the request of the Seller may, subject to the provisions of

Section 5.5(b) below, include other securities of ICN,

including its own securities and securities which are held by persons who, by virtue of agreements with ICN, are entitled to include their securities in any such registration.

                    (b)  Underwriting.  If the Seller intends

to distribute the Registrable Securities covered by its

request by means of an underwritten offering, it shall so

advise ICN as a part of its request made pursuant to Section

5.5.  The Seller may include in any such underwriting all the

Registrable Securities it holds, subject to the allocation

provided hereinbelow.

                    If holders of securities of ICN who are

entitled, by contract with ICN, to have securities included in such an underwritten offering (the "Other Shareholders")

request such inclusion, the Seller shall offer to include the securities of such Other Shareholders in the underwriting and may condition such offer on their acceptance of the further

applicable provisions of this Section 5.  ICN shall (together with the Seller and the Other Shareholders proposing to

distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the

representative of the underwriter or underwriters selected for such underwriting by the Seller who shall be reasonably

acceptable to ICN.  Notwithstanding any other provision of

this Section 5.5, if the representative advises the Seller in writing that the success of such offering would be materially and adversely affected by inclusion of all the securities

requested to be included, the number of shares of Registrable

Securities and other securities that may be included in the

registration and underwriting shall be allocated among the

Seller and Other Shareholders in proportion as nearly as

practicable, to the respective amounts of Registrable

Securities and other securities which they had requested to be included in such registration at the time of filing the

registration statement.  No Registrable Securities or any

other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in

such registration.  If the Seller or any Other Shareholder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to ICN, the

underwriter and the Seller.  The securities so withdrawn shall also be withdrawn from registration.  If the underwriter has not limited the number of Registrable Securities or other

securities to be underwritten, ICN may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such

registration and underwriting will not thereby be limited.

               5.6  Company Registration.
                    --------------------
                    (a)  If at any time during the three-year

period following the closing of the Purchase Agreement, as

extended pursuant to Section 5.13, ICN shall determine to

register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a

registration relating solely to a Commission Rule 145

transaction, or a registration on any registration form which does not permit secondary sales or does not include

substantially as much information as would be required to be included in a registration statement covering the sale of

Registrable Securities, ICN will:  (i) promptly give to the

Seller written notice thereof at least 20 days before the

filing of any registration statement (which shall include a

list of the jurisdictions in which ICN intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and (ii) include in such registration

(and any related qualification under blue sky laws or other

compliance), and in any underwriting involved therein, all or a part of the Seller's Registrable Securities as shall be

specified in a written request or requests, made by the Seller within fifteen (15) days after receipt of the written notice from ICN described in clause (i) above, except (A) as set

forth in Section 5.6(b) below, (B) ICN shall not be required to include Registrable Securities in any such registration if in the opinion of ICN's investment bankers delivered to the

Seller in writing the inclusion of such Registrable Securities would materially and adversely affect the success of the

offering in which such Registrable Securities are proposed for inclusion, and (C) that ICN shall not be required to include

Registrable Securities in more than one such registration which registration shall have been kept effective for the period

referred to in Section 5.8(a); provided, that if any

Registrable Securities included in a request by the Seller

under this Section 5.6(a) have not been registered after ICN has effected one such registration because they were excluded pursuant to the provisions of Section 5.6(b) below, then the

Seller shall have the right to request inclusion of such

Registrable Securities in such additional like registrations by ICN, on the same terms and conditions as provided in this

Section 5.6(a), as shall be necessary to effect the

registration of such excluded Registrable Securities.

                    (b)  Underwriting.  If the registration of

which ICN gives notice is for a registered public offering

involving an underwriting, ICN shall so advise the Seller as part of the written notice given pursuant to Section

5.6(a)(i).  In such event the right of the Seller to

registration pursuant to Section 5.6 shall be conditioned upon the Seller's participation in such underwriting and the

inclusion of the Seller's Registrable Securities in the

underwriting to the extent provided herein.  The Seller,

together with ICN and the Other Shareholders distributing

their securities through such underwriting, if any, shall

enter into an underwriting agreement in customary  form with the underwriter or underwriters selected by ICN or the Other

Shareholders, as the case may be.  Notwithstanding any other provision of this Section 5.6, if the underwriter determines that the success of such offering would be materially and

adversely affected by inclusion of all the securities

requested to be included, the underwriter may (subject to the allocation priority set forth below) exclude from such

registration and underwriting some or all of the Registrable

Securities which would otherwise be underwritten pursuant

hereto.  ICN shall so advise all holders of securities

requesting registration, and the number of shares or

securities that are entitled to be included in the

registration and underwriting shall be allocated in the

following manner.  The securities of ICN held by officers and directors of ICN shall be excluded from such registration and underwriting to the extent required by such limitation, and,

if a limitation on the number of shares is still required, the number of shares that may be included in the registration and underwriting shall be allocated among the Seller and Other

Shareholders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and other

securities which they had requested to be included in such

registration at the time of filing the registration statement.

If the Seller or any officer, director or Other Shareholder

disapproves of the terms of any such underwriting, he may

elect to withdraw therefrom by written notice to ICN and the underwriter.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be

withdrawn from such registration.

               5.7  Expenses of Registration.  All

Registration Expenses incurred in connection with any

registration, qualification or compliance pursuant to this

Section 5 shall be borne by ICN, and all Selling Expenses

(except fees and disbursements of counsel, which shall be

borne by the party engaging such counsel) shall be borne by

the holders of the securities so registered pro rata on the

basis of the number of their shares so registered.

               5.8  Registration Procedures.  In the case of

each  registration effected by ICN pursuant to Section 5, ICN will keep the Seller advised in writing as to the initiation of  each registration and as to the completion thereof.  At

its expense, ICN will:

                    (a)  Keep such registration effective for

a period of one hundred twenty (120) days or until the Seller has completed the distribution described in the registration statement relating thereto, whichever first occurs and in

furtherance thereof, ICN shall prepare and file with the

Commission such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for such period;

                    (b)  Furnish such number of prospectuses

and  other documents incident thereto, as the same shall be

amended or supplemented from time to time, as the Seller from time to time may reasonably request;

                    (c)  Use its best efforts to register or

qualify the Registrable Securities covered by such

registration statement under the securities or blue sky laws of such jurisdictions as the underwriter for such offering or any Seller may reasonably request; provided that ICN shall in no event be required to qualify to do business as a foreign

corporation in any jurisdiction where it is not otherwise

required to be qualified, to amend its Restated Certificate of

Incorporation, as amended, or to change the composition of its assets at the time to conform with the securities or blue sky laws of such jurisdictions, to take any action that would

subject it to service of process in suits other than those

arising out of the offer and sale of the Registrable

Securities covered by the registration statement; or to

subject itself to taxation in any jurisdiction where it has

not theretofore done so;

                    (d)  Promptly notify the Seller of any

stop order or similar proceeding initiated by state or federal regulatory bodies and use its best efforts to expeditiously

remove such stop order or similar proceeding;

                    (e)  Cause all Registrable Securities to

be listed on each securities exchange on which similar

securities issued by ICN are then listed and, if not so

listed, to be listed on the NASD's automated quotation system on which similar securities issued by ICN are listed;

                    (f)  Provide a transfer agent and

registrar for all such Registrable Securities not later than the effective date of such registration statement;

                    (g)  Otherwise use its best efforts to

comply with all applicable rules and regulations of the

Commission, and make available to its security holders, as

soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of ICN's first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Act and

Rule 158 under the Act;

                    (h)  prior to filing any registration

statement, prospectus or amendment with the Commission, ICN

shall provide the Seller copies of all information to be

included therein concerning the Seller and give the Seller an opportunity to furnish corrections or other modifications to such information; and

                    (i) upon the effectiveness of any

registration statement hereunder, deliver to Seller the

opinion of the General Counsel of ICN to the effect that the registration statement has been declared effective and to the best knowledge of such counsel no stop order suspending the

effectiveness of the registration statements has been issued and no proceeding for that purpose is pending or threatened by the Commission.

               5.9  Indemnification.
                    ---------------
                    (a)  ICN will indemnify the Seller and any

other person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Seller, with respect to which registration,

qualification or compliance has been effected pursuant to this

Section 5, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement)

of a material fact contained in any prospectus, offering

circular or other document (including any related registration statement, notification or the like) incident to any such

registration, qualification or compliance, or based on any

omission (or alleged omission) to state therein a material

fact required to be stated therein or necessary to make the

statements therein not misleading, or any violation by ICN of the Act or any rule or regulation thereunder applicable to ICN and relating to action or inaction required of ICN in

connection with any such registration, qualification or

compliance, and will reimburse the Seller, and any other

person that directly or indirectly through one or more

intermediaries, controls, is controlled by, or is under common control with, the Seller, each such underwriter and each

person who controls any such underwriter, for any legal and

any other expenses reasonably incurred in connection with

investigating and defending any such claims, loss, damage,

liability or action, provided that ICN will not be liable in any such case to the extent that any such claim, loss, damage,

liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to ICN by the Seller or any underwriter and stated to be

specifically for use therein.

                    (b)  The Seller will, if Registrable

Securities held by it are included in the securities as to

which such registration, qualification or compliance is being effected, indemnify ICN, each of its directors and officers

and each underwriter, if any, of ICN's securities covered by such a registration statement, each person who controls ICN or such underwriter within the meaning of the Act and the rules and regulations thereunder, against all claims, losses,

damages and liabilities (or actions in respect thereof)

arising out of or based on any untrue statement (or alleged

untrue statement) of a material fact contained in any such

registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state

therein a material fact required to be stated therein or

necessary to make the statements therein not misleading, and will reimburse ICN and such directors, officers, partners,

persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with

investigating or defending any such claim, loss, damage,

liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue

statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written

information furnished to ICN by the Seller and stated to be

specifically for use therein; provided, however, that the

obligations of the Seller hereunder shall be limited to an

amount equal to the proceeds to the Seller of securities sold as contemplated herein.

                    (c)  Each party entitled to

indemnification under this Section 5.9 (the "Indemnified

Party") shall give notice to the party required to provide

indemnification (the "Indemnifying Party") promptly after such

Indemnified Party has actual knowledge of any claim as to

which indemnity may be sought, and shall permit the

Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not

unreasonably be withheld), and the Indemnified Party may

participate in such defense at such party's expense, and

provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the

Indemnifying Party of its obligations under this Section 4.

No Indemnifying Party, in the defense of any such claim or

litigation, shall, except with the consent of each Indemnified

Party, consent to entry of any judgment or enter into any

settlement which does not include as an unconditional term

thereof the giving by the claimant or plaintiff to such

Indemnified Party of a release from all liability in respect to such claim or litigation.  Each Indemnified Party shall

furnish such information regarding itself or the claim in

question as an Indemnifying Party may reasonably request in

writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                    (d)  If for any reason the foregoing

indemnity is unavailable, or is insufficient to hold harmless an Indemnified Party under Section 5.9(a) or 5.9(b) above in respect of any claim, then the Indemnifying Party shall

contribute to the amount paid or payable by the Indemnified

Party as a result of such claim in such proportion as is

appropriate to reflect the relative benefits received by, and the relative fault of, the Indemnifying Party on the one hand and the Indemnified Party on the other from such offering of securities, as well as any other relevant equitable

considerations.  The relative fault shall be determined by

reference to, among other things, whether the untrue or

alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to

information supplied by the Indemnifying Party or by the

Indemnified Party and the parties' relative intent, knowledge,

access to information and opportunity to correct or prevent

such statement or omission.  The amount paid or payable in

respect of any claim shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such claim.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to

contribution from any person who was not guilty of such

fraudulent misrepresentation.  The provisions of this Section

5.9(d) shall be in addition to any other rights to

indemnification or contribution which any Indemnified Party

may have pursuant to law or contract and shall remain

operative and in full force and effect regardless of any

investigation made or omitted by or on behalf of any

Indemnified Party and shall survive the transfer of the

Registrable Securities by any such party.

               5.10 Information by the Seller.  The Seller

shall furnish to ICN such information regarding the Seller and the distribution proposed by the Seller as ICN may reasonably request in writing and as shall be reasonably required in

connection with any registration, qualification or compliance referred to in this Section 5.

               5.11 Rule 144 Reporting.  With a view to making

available the benefits of certain rules and regulations of the

Commission which may permit the sale of the Restricted

Securities to the public without registration, ICN agrees to:

                    (a)  Make and keep public information

available as those terms are understood and defined in Rule

144 under the Securities Act;

                    (b)  Use its best efforts to file with the

Commission in a timely manner all reports and other documents required to be filed by ICN under the Act and the Exchange

Act;

                    (c)  So long as the Seller owns any

Restricted Securities, furnish to the Seller forthwith upon

request a written statement by ICN as to its compliance with the current reporting requirements of Rule 144, and of the Act and the Exchange Act, a copy of the most recent annual or

quarterly report of ICN and such other reports and documents so filed as the Seller may reasonably request in availing

themselves of any rule or regulation of the Commission

allowing the Seller to sell any such securities without

registration.

               5.12 Transfer or Assignment of Registration

Rights.  The rights to cause ICN to register securities

granted to the Seller by ICN under Sections 5.5 and 5.6 may be transferred or assigned by the Seller to a transferee or

assignee of the Seller's Restricted Securities; provided that

ICN is given notice at the time of such transfer or

assignment, stating the name and address of such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned:

and provided, further, that the transferee or assignee of such rights assumes the obligations of the Seller under this

Section 5.  Such transferee or assignee shall be deemed a

Seller for purposes of this Section 5.

               5.13 "Market Stand-Off" Agreement.  The Seller

agrees, if requested by ICN and an underwriter of Common Stock

(or other securities) of ICN, not to sell or otherwise

transfer or dispose of any Common Stock (or other securities)

of ICN held by the Seller during the one hundred eighty (180)

day period following the effective date of a registration

statement of ICN filed under the Act not including Restricted

Securities, provided that (i) all Other Shareholders and

officers and directors of ICN enter into similar agreements,

and (ii) the two-year and three-year periods referred in

Sections 5.5(a) and 5.6(a) shall be deemed automatically

extended for each such one hundred eighty-day period, in the case of any such agreements during the last year of such

periods.  Such agreement shall be in writing in a form

satisfactory to ICN and such underwriter.  ICN may impose

stop-transfer instructions with respect to the shares (or

securities) subject to the foregoing restriction until the end of said one hundred eighty-day (180) day period.  ICN

acknowledges and agrees that nothing in this Section 5.13

shall be deemed to restrict or prohibit the Seller's ability to exercise the Seller's Put Option.

               5.14 Seller's Right to Transfer.  ICN agrees

and acknowledges that Seller is permitted to sell or otherwise transfer any or all of the ICN Shares in compliance with the terms of this Agreement.  The Seller shall not be responsible if any such sale or transfer directly or indirectly adversely affects the market price of any securities of ICN.

     6.   Miscellaneous Provisions
          ------------------------
               6.1  Amendment; Waiver.  Neither this

Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall

constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver.  No failure of

either party hereto to insist upon strict compliance by the

other party with any obligation, covenant, agreement or

condition contained in this Agreement shall operate as a

waiver of, or estoppel with respect to, any subsequent or

other failure.

               6.2  Notices.  (a)  All notices and other

communications required or permitted under this Agreement

shall be in writing and mailed, faxed or delivered:

               (i)  If to the Seller, to:
                    Siemens Medical Systems, Inc.
                    186 Wood Avenue South
                    Iselin, New Jersey  08830
                    fax:  908-321-8909

                    Attention:     Robert V. Dumke
                                   David S. Machlowitz, Esq.

                    with a copy to:

                    Siemens Corporation
                    1301 Avenue of the Americas
                    New York, New York  10019
                    fax:  212-767-0582

               Attention:     Michael Schiefen
                              Walter G. Gans, Esq.
               (ii) If ICN:

                    ICN Pharmaceuticals, Inc.
                    3300 Hyland Avenue
                    Costa Mesa, California  92626
                    fax:  714-641-7206

                    Attention:     General Counsel

               (b)  All notices that are addressed as provided

in this Section 6.2 (1) if delivered personally against proper receipt or by confirmed fax shall be effective upon delivery and (2) if delivered (A) by certified or registered mail with postage prepaid or (B) by Federal Express or similar courier service with courier fees paid by the sender shall be

effective three business days following the date when mailed or couriered, as the case may be.  Either party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no

such change shall be deemed to have been given until it is

actually received by the party sought to be charged with its contents.

               6.3  Assignment.  This Agreement and all of the

provisions hereof shall be binding upon and inure to the

benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the parties hereto without the prior written consent of the

other party; provided, however, that the Seller may, without the consent of ICN, assign this Agreement to Siemens

Aktiengesellschaft or another direct or indirect wholly owned subsidiary of Siemens Aktiengesellschaft.  Any assignment that contravenes this Section 6.3 shall be void ab initio.

               6.4  Governing Law; Jurisdiction.  This

Agreement and the agreements entered into in connection with the transaction contemplated by this Agreement are made

subject to and shall be construed under the laws of the State of New York without giving effect to the principles of

conflicts of law thereof.  The parties agree that the state

and federal courts situated in New York County in the State of

New York shall have exclusive jurisdiction to resolve any

disputes with respect to this Agreement and the agreements

entered into in connection with the transaction contemplated by this Agreement with each party irrevocably consenting to

the jurisdiction thereof for any actions, suits or proceedings arising out of or relating to this Agreement and the

agreements entered into in connection with the transaction

contemplated by this Agreement.  The parties hereto hereby

irrevocably waive consequential, punitive, special and

incidental damages.  The parties hereto irrevocably waive

trial by jury.  In the event of any breach of the provisions of this Agreement and the agreements entered into in

connection with the transaction contemplated by this

Agreement, the parties shall be entitled to equitable relief,

including in the form of injunctions and orders for specific performance or declaratory judgment, where the applicable

legal standards for such relief in such courts are met, in

addition to all other remedies available to the parties with respect thereto at law or in equity.  Notwithstanding anything to the contrary herein or that may be based on facts or

circumstances pertaining to the transactions under discussion between the parties hereto, this Agreement or otherwise, ICN hereby irrevocably and unconditionally waives and releases for itself and on behalf of its Affiliates all rights and claims that it or they may now or hereafter have that Siemens

Corporation's parent, Siemens Aktiengesellschaft or any of its

Affiliates or subsidiaries organized outside of the United

States, are subject to the jurisdiction of the federal or

state courts of the United States with respect to this

Agreement or the subject matter of this Agreement; provided,

however, that nothing in such waiver and release shall affect

ICN'S and its Affiliates' rights, if any, to pursue any claim whatsoever against Siemens Aktiengesellschaft or any of its

Affiliates or subsidiaries organized outside of the United

States in the courts of the Federal Republic of Germany.

               6.5  Counterparts.  This Agreement may be

executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall

constitute one and the same instrument.

               6.6  Headings.  The headings contained in this

Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

               6.7  Entire Agreement.  This Agreement together

with the Purchase Agreement embodies the entire agreement and understanding among the parties hereto with respect to the

subject matter of this Agreement and supersedes all prior

agreements, commitments, arrangements, negotiations or

understandings, whether oral or written, between the parties with respect thereto.  There are no agreements, covenants,

undertakings, representations or warranties with respect to

the subject matter of this Agreement other than those

expressly set forth or referred to herein.

               6.8  Severability.  Each term and provisions of

this Agreement constitutes a separate and distinct

undertaking, covenant, term or provision hereof.  In the event that any term or provision of this Agreement shall be

determined to be unenforceable, invalid or illegal in any

respect, such unenforceability, invalidity or illegality shall not affect any other term or provision of this Agreement, but this Agreement shall be construed as if such unenforceable,

invalid or illegal term or provision had never been contained herein.  Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to

time, duration, activity or subject, it shall be construed, by limiting and reducing it, as to be enforceable to the extent permitted under applicable law as it shall then exist.

IN WITNESS WHEREOF, the parties have duly executed this

Agreement, as of the date first above written.


                         "ICN"

                         ICN PHARMACEUTICALS, INC.,
                         a Delaware corporation


                         By:
                            ----------------------------------
                              Name:
                                    --------------------------
                              Title:
                                    --------------------------



                         SELLER"

                         SIEMENS MEDICAL SYSTEMS, INC.
                         a Delaware corporation


                         By:
                            ----------------------------------
                              Name:
                                    --------------------------
                              Title:
                                    --------------------------


                         By:
                            ----------------------------------
                              Name:
                                    --------------------------
                              Title:
                                    --------------------------